Exhibit 99.1

Campbell Sells Pop Secret Business to Our Home

CAMDEN, N.J., August 26, 2024 – Campbell Soup Company (NASDAQ:CPB) today announced the completed sale of the Pop Secret popcorn business to Our Home, an independent better-for-you snack company. Terms of the transaction were not disclosed.

The Pop Secret business generated net sales of approximately $120 million in fiscal 2024. The transaction is expected to be dilutive to Campbell’s fiscal 2025 earnings per share by approximately $0.04, reflecting the timing of a transition service agreement and cost actions.

Chris Foley, Executive Vice President and President, Campbell’s Snacks said, "This marks another step in our journey to strategically focus our Snacks portfolio. The sale of Pop Secret will drive greater focus and accelerated growth across our Snacks division and portfolio of leading brands.”

BofA Securities acted as exclusive financial advisor and Blank Rome served as legal advisor to Campbell’s on the transaction.

About Campbell

For more than 150 years, Campbell (NASDAQ:CPB) has been connecting people through food they love. Generations of consumers have trusted us to provide delicious and affordable food and beverages. Headquartered in Camden, N.J. since 1869, the company generated fiscal 2023 net sales of $9.4 billion. Our portfolio includes iconic brands such as Campbell’s, Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Milano, Michael Angelo's, noosa, Pace, Pacific Foods, Pepperidge Farm, Prego, Rao's, Snyder’s of Hanover, Swanson and V8. Campbell has a heritage of giving back and acting as a good steward of the environment. The company is a member of the Standard & Poor's 500 as well as the FTSE4Good and Bloomberg Gender-Equality Indices. For more information, visit www.campbellsoupcompany.com.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements are based on management's current expectations and assumptions. The forward-looking statements, including statements concerning our current expectations about the transaction, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. We do not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts

Investors:
Rebecca Gardy
(856) 342-6081
Rebecca_Gardy@campbells.com

Media:
James Regan
(856) 219-6409
James_Regan@campbells.com